                                                                     EXHIBIT 4-V

[PRUDENTIAL FINANCIAL LOGO]                     Corporate and Project Workouts
                                                7th Floor Gateway Center Four
                                                100 Mulberry Street
                                                Newark, NJ 07102

                                                December 30, 2002

TruServ Corporation
8600 West Bryn Mawr Avenue
Chicago, Illinois 60631
  Attention: Chief Financial Officer

            Re: Fifth Amendment of Note Agreement and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Private Shelf Agreement dated as of November 13, 1997, as amended by letter agreements dated September 9, 1998, May 12, 1999, April 14, 2000, and April 11, 2002 (the "Shelf Note
Agreement") between TruServ Corporation, a Delaware corporation ("TruServ"), and The Prudential Insurance Company of America ("Prudential") and each affiliate of Prudential which is bound thereby pursuant to the terms thereof (Prudential together with its affiliates, the "Purchasers").

Reference is also made to that certain Note Agreement dated as of April 13, 1992, as amended through the date hereof, between Cotter & Company, the predecessor to TruServ, and Prudential (the "Cotter Note Agreement" and, together with the Shelf Note Agreement, the "Note Agreements"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Shelf Note Agreement.

Pursuant to the request of TruServ and in accordance with the provisions of (i) Paragraph 11C of the Shelf Note Agreement and (ii) Paragraph 11C of the Cotter Note Agreement, the parties hereto consent to the amendment of the Note Agreements and agree as follows:

      SECTION 1. Amendment. From and after the date this letter agreement becomes effective in accordance with its terms, the Note Agreements shall be respectively amended as follows:

      1.1 Paragraph 4A(3) Intercreditor Distributions of the Note Agreements shall be amended by replacing the first sentence with the following:

            For so long as the Intercreditor Agreement is in effect, amounts required to be prepaid under this paragraph 4(A) shall be paid (subject to the true-up provisions set forth therein), shared and distributed in accordance with the Intercreditor Agreement and, to the extent provided for in the Intercreditor Agreement, the Company's obligation to pay

      Yield Maintenance Amount may be paid prior to the Final True-Up Date (as defined in the Intercreditor Agreement) by the issuance of Make-Whole Notes.

      1.2 Paragraph 5H Real Estate Documents of the Note Agreements is amended by replacing the last paragraph therein in clause (b) with the following new paragraph:

            Additionally, in the case of any real property leased by the Company or any Guarantor, the Company shall use its best efforts to, or shall cause such Guarantor to use its best efforts to, provide a consent, in form and substance satisfactory to the Required Holder(s), from the owner and each mortgagee of such property (a) consenting to the Mortgage in favor of the Collateral Agent with respect to such property and (b) waiving any landlord's Lien in respect of personal property kept at the premises subject to such lease; provided, however, consents in connection with the Designated Sale-Leaseback Transactions shall not be required.

      1.3 Paragraph 6B(1) Liens of the Note Agreements is amended by replacing, respectively, clauses (x) and (xii) therein with the following new clauses:

            (x) (i) Liens in favor of the Collateral Agent, provided that the Intercreditor Agreement shall be in full force and effect and (ii) such Liens on the Special Company Account solely to the extent such Liens secure amounts due and owing BofA for its services rendered solely in connection with routine administration of such account, provided that the Security Agreement and the Intercreditor Agreement shall both be in full force and effect;

            (xii) any interest or title of a lessor in property subject to any lease other than (i) subject to clause (vii) above, a Capitalized Lease Obligation, (ii) a lease entered into as part of a sale and leaseback transaction (other than the Designated Sale-Leaseback Transaction; provided, that such interest or title attaches only to the property being leased in connection therewith) or (iii) except as permitted by clause
      (xvi) below, a Synthetic Lease;

      1.3 Paragraph 6H Minimum Fixed Charge Coverage Ratio of the Note Agreements is amended in its entirety to read as follows:

            6H. FIXED CHARGE COVERAGE RATIO. The Company shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal period set forth below to be less than the applicable ratio set forth below for such period:

                    Fiscal Period(s) ending on or about       Ratio
                  -------------------------------------       -----
                  four quarters ending December 2002        0.70:1.0
                  four quarters ending March 2003           0.70:1.0
                  four quarters ending June 2003            0.65:1.0
                  four quarters ending September 2003       0.65:1.0
                  four quarters ending December 2003        0.90:1.0
                  four quarters ending March 2004           0.90:1.0
                  four quarters ending June 2004            0.90:1.0
                  each four quarter period thereafter       0.90:1.0

      1.4 Paragraph 6I(vii) Restricted Investments of the Note Agreements is amended by replacing the clause with the following:

      (vii) (i) maintain the Special Company Account; provided that as of the close of business on any day on which the Total Outstandings (as defined in the BA Credit Agreement) are greater than zero or during the existence of an Event of Default after the commencement of an Enforcement (as defined in the Intercreditor Agreement), the amount maintained in the Special Company Account shall not be greater than zero; and (ii) maintain other deposit accounts with financial institutions in the ordinary course of business; provided that the amount maintained in deposit accounts with financial institutions other than the Lenders shall not exceed (x) in the case of any one such account, $200,000 for more than three consecutive Business Days; and (y) in the case of all such accounts in the aggregate, $600,000 for more than two consecutive Business Days,

      1.5 Paragraph 6L Minimum Adjusted EBITDA of the Note Agreements is amended in its entirety to read as follows:

            6L. MINIMUM ADJUSTED EBITDA. The Company shall not permit the sum of Adjusted EBITDA as of the end of any fiscal period set forth below to be less than the respective amount set forth below:

                  Fiscal Period(s) ending on or about         Amount
                  -----------------------------------         ------
                  twelve months ended 12/31/02            $100,000,000
                  twelve months ended 1/31/03             $ 95,000,000
                  twelve months ended 2/28/03             $ 95,000,000
                  twelve months ended 3/31/03             $ 90,000,000
                  twelve months ended 4/30/03             $ 90,000,000
                  twelve months ended 5/31/03             $ 85,000,000
                  twelve months ended 6/30/03             $ 80,000,000
                  twelve months ended 7/31/03             $ 75,000,000
                  twelve months ended 8/31/03             $ 70,000,000
                  twelve months ended 9/30/03             $ 70,000,000
                  twelve months ended 10/31/03            $ 70,000,000
                  twelve months ended 11/30/03            $ 70,000,000
                  twelve months ended 12/31/03            $ 70,000,000
                  twelve months ended 1/31/04             $ 70,000,000
                  twelve months ended 2/29/04             $ 70,000,000
                  twelve months ended 3/31/04             $ 70,000,000
                  twelve months ended 4/30/04             $ 70,000,000
                  twelve months ended 5/31/04             $ 70,000,000
                  twelve months ended 6/30/04             $ 70,000,000
                  each twelve month period
                  ended on the last day of each
                  month thereafter                        $ 70,000,000

      1.6 Paragraph 6N Minimum Gross Sales of the Note Agreements is amended in its entirety to read as follows:

            6N. MINIMUM GROSS SALES. The Company shall not permit the Gross Sales as of the end of any fiscal period set forth below to be less than the applicable amount set forth below:

                  Fiscal Period(s) ending on or about         Amount
                  -----------------------------------         ------
                  twelve months ended 12/31/02            $1,975,000,000
                  twelve months ended 1/31/03             $1,820,000,000
                  twelve months ended 2/28/03             $1,780,000,000
                  twelve months ended 3/31/03             $1,740,000,000
                  twelve months ended 4/30/03             $1,725,000,000
                  twelve months ended 5/31/03             $1,740,000,000
                  twelve months ended 6/30/03             $1,720,000,000
                  twelve months ended 7/31/03             $1,715,000,000
                  twelve months ended 8/31/03             $1,710,000,000
                  twelve months ended 9/30/03             $1,700,000,000
                  twelve months ended 10/31/03            $1,715,000,000
                  twelve months ended 11/30/03            $1,695,000,000
                  twelve months ended 12/31/03            $1,700,000,000
                  twelve months ended 1/31/04             $1,700,000,000
                  twelve months ended 2/29/04             $1,695,000,000
                  twelve months ended 3/31/04             $1,690,000,000
                  twelve months ended 4/30/04             $1,690,000,000
                  twelve months ended 5/31/04             $1,680,000,000
                  twelve months ended 6/30/04             $1,670,000,000
                  each twelve month period ended
                  on the last day of each month
                  thereafter                              $1,670,000,000

      1.7 Paragraph 6O Minimum Interest Coverage Ratio of the Note Agreements is amended in its entirety to read as follows:

            6O. MINIMUM INTEREST COVERAGE RATIO. The Company shall not permit the Interest Coverage Ratio as of the end of any fiscal period set forth below to be less than the applicable ratio set forth below:

                            Fiscal Period(s)                     Ratio
                   ----------------------------------           --------
                   four quarters ending December 2002           1.75:1.0
                   four quarters ending March 2003              1.75:1.0
                   four quarters ending June 2003               2.00:1.0
                   four quarters ending September 2003          2.00:1.0
                   four quarters ending December 2003           3.00:1.0
                   four quarters ending March 2004              3.00:1.0
                   four quarters ending June 2004               3.00:1.0
                   each twelve month period ended on the
                   last day of each month thereafter            3.00:1.0

      1.8 Paragraph 6P Maximum Capital Expenditures of the Note Agreements is amended by adding the following proviso at the end thereof:

      ; provided that the aggregate amount of Capital Expenditures made during any fiscal year ending after December 31, 2002 may be increased by an amount equal to the lesser of (x) $2,000,000 and (y) the excess of the maximum amount of Capital Expenditures permitted to be made in the prior fiscal year over the actual amount of Capital Expenditures made during such prior fiscal year. Such increased permitted Capital Expenditures may be made in any fiscal quarter or fiscal quarters of such fiscal year.

      1.9 Paragraph 6Q Adjustments to Financial Covenants of the Note Agreements is amended in its entirety to read as follows:

            6Q. ADJUSTMENTS TO FINANCIAL COVENANTS. The financial covenants contained herein may be adjusted upon the mutual agreement of the Company and the Purchasers to reflect Asset Sales not contemplated in the Business Plan, including but not limited to sale-leaseback transactions; provided, however, that if the parties cannot reach agreement within sixty days of negotiations, such covenant shall remain unchanged. If the sale-leaseback of the regional distribution center located at 333 Harvey Road, Manchester, New Hampshire (the "Manchester RDC") does not occur by February 15, 2003, the Company shall cause the financial covenant levels set forth in Paragraph 6 to be amended to reflect the exclusion of the Manchester RDC sale-leaseback from the Business Plan in a manner satisfactory to the Required Holders in their sole discretion, and such financial covenant levels will be established in a manner reasonably satisfactory to the Required Holders on the basis of the same methodologies used in preparing the covenant levels incorporated in the Fifth Amendment.

      1.10 Paragraph 7A(xviii) Acceleration of the Note Agreements is amended by replacing the clause with the following:

      (xviii) the Company shall, on any date, not have in effect a BA Credit Agreement providing for a revolving loan facility to the Company with a commitment in the amount of at least $200,000,000 as such amount may be reduced by the application of Interim Proceeds as provided in the Intercreditor Agreement and as such amount may be voluntarily reduced by the Company in accordance with the BA Credit Agreement so long as voluntary reductions of the revolving loan facility do not exceed $50,000,000 in the aggregate; provided, that the commitment reductions provided for by Section 2.4.2(a) of the Credit Agreement shall be deemed voluntary reductions for purposes of this Paragraph 7A(xviii); or

      1.11 Paragraph 8B Financial Statements of the Note Agreements is amended to (a) replace in the last sentence of the first paragraph the words "Amendment Effective Date" with December 30, 2002; (b) delete the first sentence of the last paragraph thereof; and (c) replace the last sentence of the final paragraph with the following:

      The Business Plan was prepared on the basis of assumptions (all of which were made by the Company in good faith), and reflects the reasonable estimates of the Company of the financial conditions, results of operations and other information projected therein.

      1.12 Paragraph 8E Title to Properties of the Note Agreements is amended in its entirety to read as follows:

            8E. TITLE TO PROPERTIES. The Company has and each of its Subsidiaries has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of (x) in the ordinary course of business, (y) in connection with the sale of the Brookings regional distribution center or (z) pursuant to the Designated Sale-Leaseback Transaction), subject to no Lien of any kind except Liens permitted by paragraph 6B(1). All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect

      1.13 Paragraph 10B Other Terms of the Note Agreements is amended to delete the following defined terms: "Adjusted Cash Flow", "Business Plan", "Intercreditor Agreement", "Private Placement Agreements", and "Security Agreement".

      1.14 Paragraph 10B Other Terms of the Note Agreements is amended to add the following defined terms in the appropriate alphabetical order:

            "ADJUSTED CASH FLOW" means, with respect to any period, Consolidated Net Earnings for such period less (a) the sum of (i) to extent not already deducted in the calculation of Consolidated Net Earnings, gains from Asset Sales realized during such period, (ii) Capital Expenditures during such period, (iii) amortization of all Indebtedness (including amortization of Indebtedness from payments of Excess Cash Flow but excluding amortization of Indebtedness from the proceeds of Asset Sales) for such period, (iv) patronage dividends accrued in the current fiscal year to be paid in the following fiscal year, (v) any increase in restricted cash during such period, (vi) for the period ended December 31, 2002, $7,500,000 and (vii) Restructuring Charges taken during such period; plus (b) the sum of (i) to the extent deducted in the calculation of Consolidated Net Earnings, losses from Asset Sales realized during such period, (ii) depreciation and amortization expense for such period, (iii) non-cash income tax expense for such period and
        (iv) any decrease in restricted cash during such period.

            "ASSET SALES" shall mean the sale, lease, assignment, transfer or other disposition of value (each a "Disposition") by the Company or any Subsidiary to any Person (other than the Company or a Subsidiary) of any assets of the Company or such Subsidiary, other than (i) the Disposition of inventory in the ordinary course of business, (ii) the Disposition of inventory or receivables to a Guarantor or to the Company, (iii) leases or subleases entered into in the ordinary course of business, (iv) the licensing of intellectual property by the Company or any Subsidiary in the ordinary course of business (so long as such licensing does not prevent the Company or such Subsidiary from using intellectual property material to the business of the Company or such Subsidiary), (v) any sublease of, or assignment by the Company of its interest as lessee in, properties sold pursuant to a Designated Sale-Leaseback Transaction provided that any such sublease or assignment shall be on an arm's length basis, reasonable and normal commercial terms, and no less frequent than quarterly payment of rent or (vi) the Disposition of other assets having a value not exceeding $250,000 in the aggregate in any fiscal year.

            "BUSINESS PLAN" shall mean the business plan of the Company, which was delivered by the Company to the Purchasers on December 18, 2002; provided, with respect to Paragraph 5A(v) and financial reports relating to the periods prior to 2003, the Business Plan shall mean the Business Plan of the Company dated March 20, 2002, which was delivered by the Company to the Purchasers.

            "DESIGNATED SALE-LEASEBACK TRANSACTION" means the sale by the Company of the regional distribution centers listed on Schedule 6B(4)(i)(b) and the concurrent lease, as lessee, of such properties by the Company and/or one or more Subsidiaries pursuant to documentation substantially in the form previously delivered to the Purchasers.

            "FIFTH AMENDMENT" shall mean the Fifth Amendment of the Note Agreement and the Private Shelf Agreement dated December 30, 2002 between the Company and the Purchasers.

            "INTERCREDITOR AGREEMENT" shall mean the First Amended and Restated Intercreditor Agreement, dated as of April 11, 2002 and amended as of December 30 2002, among BofA as agent under the BA Credit Agreements, the Collateral Agent, the Purchasers, the holders of the Senior Notes, the Company and its Subsidiaries, and various other parties.

            "MANCHESTER RDC" shall have the meaning set forth in Paragraph 6Q.

            "PRIVATE PLACEMENT AGREEMENTS" shall mean the several Note Purchase Agreements dated as of September 10, 1998 among the Company and the purchasers listed in Schedule 1 thereto, pursuant to which the Company issued its 6.85% Senior Notes due July 1, 2008 in the original aggregate principal amount of $105,000,000, as such agreements were amended as of April 1, 1999, as amended and restated as of April 14, 2000, and as further amended as of April 11, 2002 and December 30, 2002.

            "SECURITY AGREEMENT" shall mean the Security Agreement among the Company, various Subsidiaries and the Collateral Agent, dated April 14, 2000 and as amended by a First Amendment dated as of April 11, 2002 and a Second Amendment as of December 30, 2002.

            "SPECIAL COMPANY ACCOUNT" shall have the meaning given in the Security Agreement.

      1.11 The Schedules and Exhibits attached hereto shall be deemed to amend and restate the previous schedules or exhibits and any new schedules or exhibits attached hereto shall be an integral part of the Note Agreements.

      SECTION 2. Representations and Warranties. TruServ represents and warrants to each of the Purchasers that, after giving effect hereto as though all conditions of effectiveness have been met, (a) each and every representation and warranty set forth in paragraph 8 of each of the Note Agreements (other than paragraphs 8H, 8I, and 8O) is true and correct as of the date of execution and delivery of this letter agreement by TruServ with the same effect as if made on such date, subject to in the case of the representations and warranties contained in Paragraphs 8B and 8N to the matters disclosed in that Consent to Waiver dated August 26, 2002 executed by the

Purchasers, (b) no Event of Default or Default exists, and (c) no fee has been paid or is payable to the Lenders or the Agent (each as defined under the Intercreditor Agreement) in connection with the execution and effectiveness of the First Amendment to the BA Credit Agreements..

      SECTION 3. Effectiveness. The amendments described in Section 1 above shall become effective as of the date upon which each Purchaser has received the following (the "Amendment Effective Date"):

      (a) To the extent due and payable, payment of all costs and expenses of such Purchaser (including the reasonable fees and disbursements of legal counsel (Weil, Gotshal & Manges LLP) to the Purchasers) in connection with this letter agreement and all prior negotiations and documentation;

      (b) A copy of this letter agreement duly executed by each party hereto;

      (c) A copy of each of the amendments to the BA Credit Agreements, the Private Placement Agreements, the "Operative Documents" (as defined in the Intercreditor Agreement), and the Security Agreement, each certified as being in full force and effect and each being in form and substance reasonably satisfactory to the Purchasers and all ancillary documents in connection therewith, including the Confirmation (as attached to the First Amendment to the BA Credit Agreements);

      (d) A copy of the First Amendment to the Intercreditor Agreement duly executed by all the parties thereto and in form and substance satisfactory to the Purchasers;

      (e) A copy of that certain Leases, deeds and a Closing Agreement, dated as of December 30, 2002, duly executed by TruServ and Bolt (DE) Limited Partnership, and all ancillary documents in connection therewith, including such evidence as reasonably satisfactory to the Purchasers to substantiate the execution and completion of the Designated Sale-Leaseback Transaction;

      (f) Such other documents or certificates as any Purchaser may reasonably request; and

      (g) Evidence reasonably satisfactory to the Purchasers that all corporate and other proceedings shall have occurred.

      SECTION 4. Further Assurances. Upon the request of the Purchasers, the Company agrees to provide or cause its Subsidiaries to provide to the Purchasers such additional amendments, consents, reaffirmations and ancillary documentation as necessary or advisable, in the sole reasonable discretion of the Required Holders, to ensure that the Collateral Documents (as defined in the Intercreditor Agreement) are in full force and effect in all respects.

      SECTION 5. Reference to and Effect on Note Agreements. Upon the effectiveness of this letter agreement as set forth in Section 3 above, each reference to the Shelf Note Agreement and the Cotter Note Agreement in any other document, instrument or agreement shall mean and be a reference to such agreement as modified by this letter agreement. Except as specifically set forth in and in conformity with Section 1 above, each Note Agreement shall remain in full force and effect and each is hereby ratified and confirmed in all respects.

      SECTION 6. Waiver. Nothing contained herein shall be construed as a waiver of or consent to any violation of the Note Agreements or any Default or Event of Default under the Note Agreements.

      SECTION 7. Governing Law. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

      SECTION 8. Counterparts; Section Titles. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

      SECTION 9. Consents and Waiver. Notwithstanding any provision in the Note Agreements to the contrary, the Purchasers consent to (a) the amendments to the other Financing Agreements, (b) the consummation of the Designated Sale-Leaseback Transaction and (c) the release of collateral by the Collateral Agent to the extent subject to the Designated Sale-Leaseback Transaction. Notwithstanding any provision in the Note Agreements to the contrary, the Purchasers hereby confirm that the Make-Whole Amount (as defined in the Intercreditor Agreement) due with respect to the Designated Sale-Leaseback Transaction shall be the Make-Whole Original Amount (as defined in the Intercreditor Agreement) and the Purchasers hereby waive any rights to any Make-Whole Delta Obligations (as defined in the Intercreditor Agreement) in connection with prepayments required in connection with the Designated Sale-Leaseback Transaction.

                         [SIGNATURES ON FOLLOWING PAGE]

                         Very truly yours,


                         THE PRUDENTIAL INSURANCE
                         COMPANY OF AMERICA

                         By:   /s/ THOMAS E. LUTHER
                            ---------------------------
                               Name: Thomas E. Luther
                               Title: Vice President


                         PRUCO LIFE INSURANCE COMPANY

                         By:   /s/ THOMAS E. LUTHER
                            ---------------------------
                               Name: Thomas E. Luther
                               Title: Vice President


                         U.S. PRIVATE PLACEMENT FUND

                         By: PRUDENTIAL PRIVATE PLACEMENT INVESTORS, L.P., Investment Advisor

                         By:   PRUDENTIAL PRIVATE PLACEMENT
                               INVESTORS, L.P.,
                               its General Partner

                         By:   /s/ THOMAS E. LUTHER
                            ---------------------------
                               Name: Thomas E. Luther
                               Title: Vice President

Accepted and Agreed:

TRUSERV CORPORATION

By:   /s/ DAVID SHADDUCK
   ---------------------------
      Name: David Shadduck
      Title: Sr. VP & CFO

                              SCHEDULE 6B(4)(i)(b)

                               SCHEDULED RDC SALES

        PROPERTY                    TYPE                   ADDRESS
        --------                    ----                   -------
Allentown                 Distribution Center      7058 Snowdrift Rd
                                                   Fogelsville, PA 18087

Atlanta                   Distribution Center      7600 Jonesboro Rd
                                                   Jonesboro, GA 30236

Corsicana                 Distribution Center      2601 East State
                                                   Highway 31
                                                   Corsicana, TX 75153

Kansas City               Distribution Center      14900 US Highway 71
                                                   Kansas City, MO 64147

Kingman                   Distribution Center      4005 Mohave Airport Dr
                                                   Kingman, AZ 86401

Springfield               Distribution Center      2150 Olympic Ave
                                                   Springfield, OR 97477

Woodland                  Distribution Center      215 N. Pioneer Ave
                                                   Woodland, CA 95776